EXHIBIT 11.2
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                         HASBRO, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Common Share
                 Quarter Ended June 28, 1998 and June 29, 1997

(Thousands of Dollars and Shares Except Per Share Data)


                                          1998                 1997
                                    -----------------    -----------------
                                     Basic    Diluted     Basic    Diluted
                                    -------   -------    -------   -------
Net earnings                       $  5,453     5,453     12,981    12,981
Interest and amortization on 6%
 convertible notes, net of taxes          -         -          -     1,437
                                    -------   -------    -------   -------
Net earnings applicable to
 common shares                     $  5,453     5,453     12,981    14,418
                                    =======   =======    =======   =======

Weighted average number of shares
 outstanding:
  Outstanding at beginning of
   period                           133,072   133,072    128,463   128,463
  Exercise of stock
   options and warrants:
    Actual                              196       196        102       102
    Assumed                               -     5,668          -     2,129
  Conversion of 6%
   convertible notes:
    Actual                                -         -          2         2
    Assumed                               -         -          -     7,630
  Purchase of common stock             (708)     (708)      (720)     (720)
                                    -------   -------    -------   -------
    Total                           132,560   138,228    127,847   137,606
                                    =======   =======    =======   =======

Per common share:
  Net earnings                     $    .04       .04        .10       .10
                                    =======   =======    =======   =======
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